Rule 424(b)(2)
                             Registration Statement No. 333-68201

Pricing Supplement No. 2                   Dated January 23, 2001

(To Prospectus dated January 13, 1999)


                           $60,000,000


                SOUTHERN CALIFORNIA WATER COMPANY

                   MEDIUM-TERM NOTES, SERIES C

     Due from Nine Months to Thirty Years from Date of Issue


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Principal Amount:  $20,000,000             Trade Date:  January 23, 2001

Price to Public:  100%            Original Issue Date:  January 26, 2001

Interest Rate (per annum):  7.875%      Maturity Date:  December 1, 2030

Net Proceeds to Company:  $19,850,000         Agent's Commission:  0.75%

Agent:  UBS Warburg LLC

Redeemable by the Company as follows:  N/A

Type of Note (check one):

     Book-Entry Note           X
                              ---
     Certificated Note
                              ---

CUSIP No. 84250Q AU 7



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Plan of Distribution

     Under the terms of and subject to the conditions of an Appointment Agreement dated as of January 23, 2001 (the "Appointment Agreement") between Southern California Water Company (the "Company") and UBS Warburg LLC ("UBSW"), UBSW, acting as principal, has agreed to purchase and the Company has agreed to sell the Medium-Term Notes, Series C offered by this Pricing Supplement at 99.25% of their principal amount.

     Under the terms and conditions of the Appointment Agreement, UBSW is committed to take and pay for all of the Notes offered hereby if any are taken.